Exhibit 107.1

FILING FEE TABLE

Calculation of Filing Fee Table

Form S-8

(Form Type)

VOXX International Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.01 par value per share	457(c) and 457(h)	2,168,460	(3)	$$6.26	$13,574,559.60	0.0001531		$2,078.27
Total Offering Amounts								$
Total Fee Offsets								$
Net Fee Due									$2,078.27

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of VOXX International Corporation (the “Company”) that may be offered or issued under the VOXX International Corporation 2024 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Company’s Common Stock on The Nasdaq Stock Market on October 9, 2024, which was $6.26.

(3)	Represents shares of Common Stock authorized for issuance under the Plan.

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